Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Blonder Tongue Laboratories, Inc. on Form S-8 of our report dated April 2, 2018, with respect to our audits of the consolidated financial statements of Blonder Tongue Laboratories, Inc. as of December 31, 2017 and 2016 and for the two years ended December 31, 2017 appearing in the Annual Report on Form 10-K of Blonder Tongue Laboratories, Inc. for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp

New York, NY

December 20, 2018